EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Trustees and Shareholders
First Potomac Realty Trust:
We consent to the incorporation by reference in the registration statements (Nos. 333-120821 and 333-122611) on Form S-3 and (No. 333-111691) on Form S-8 of First Potomac Realty Trust of our reports dated March 15, 2007, with respect to the consolidated balance sheets of First Potomac Realty Trust and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of First Potomac Realty Trust.
Our report with respect to the consolidated financial statements refers to the adoption by First Potomac Realty Trust of Statement of Financial Accounting Standard No 123(R), Share-Based Payment in 2006.
/s/KPMG LLP
McLean, Virginia
March 15, 2007